VOTING AGREEMENT

VOTING AGREEMENT, dated as of December 13, 2006 (this “Agreement”), among SANDY SPRING BANCORP, INC., a Maryland corporation and a registered bank holding company (“Bancorp”), and each stockholder who is a signatory hereto (each a “CNB Stockholder”, and collectively, the “CNB Stockholders”).

WHEREAS, concurrently with the execution and delivery of this Agreement, Bancorp and CN Bancorp, Inc., a Maryland corporation and a registered bank holding company (“CNB”) are entering into an Agreement and Plan of Merger dated as of the date hereof (the “Merger Agreement”), which provides, among other things, that CNB will merge with and into Bancorp (the “Merger”). Capitalized terms used and not defined herein have the respective meanings ascribed to them in the Merger Agreement.

WHEREAS, as of the date hereof, each CNB Stockholder is the record and Beneficial Owner of the number of Company Shares and Company Options set forth opposite such CNB Stockholder’s name on Schedule I hereto.

WHEREAS, as an inducement and a condition to entering into the Merger Agreement, Bancorp has required that the CNB Stockholders agree, and the CNB Stockholders have agreed, to enter into this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual premises, representations, warranties, covenants and agreements contained herein, the parties hereto, intending to be legally bound, hereby agree as follows:

SECTION 1. Definitions. For purposes of this Agreement:

(a) “Beneficially Own” or “Beneficial Ownership” with respect to any securities shall mean having “beneficial ownership” of such securities (as determined pursuant to Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), including pursuant to any agreement, arrangement or understanding, whether or not in writing. Without duplicative counting of the same securities by the same holder, securities Beneficially Owned by a Person shall include securities Beneficially Owned by all other Persons with whom such Person would constitute a “group” as within the meanings of Section 13(d)(3) of the Exchange Act.

(b) “Material Adverse Effect” shall mean any change, event, circumstance, occurrence or effect that (i) either individually or in the aggregate with all other such changes, effects, events and occurrences is materially adverse to the Merger and/or the transactions contemplated by this Agreement and/or the Merger Agreement or (ii) does or is reasonably likely to adversely affect the ability of any Person to perform its obligations under this Agreement and/or the Merger Agreement or to consummate the transactions contemplated hereby or thereby.

(c) “Shares” shall mean all Company Shares Beneficially Owned by a CNB Stockholder on the date hereof, together with any additional Company Shares acquired by a CNB Stockholder after the date hereof and prior to the Effective Time (including, without limitation, shares acquired by way of exercise of Company Options or other rights to purchase Company Shares or by way of dividend, distribution, exchange, merger, consolidation, recapitalization, reorganization, stock split or otherwise). In the event of a stock dividend or distribution, or any change in the Company Shares by reason of any stock dividend, split-up, recapitalization, combination, exchange of shares or the like, the term “Shares” shall be deemed to refer to and include the Company Shares as well as all such stock dividends and distributions and any shares into which or for which any or all of the Company Shares may be changed or exchanged. Schedule I hereto sets forth opposite each CNB Stockholder’s name the number of Shares and Company Options Beneficially Owned by such CNB Stockholder.

SECTION 2. Agreement to Vote Shares. Each CNB Stockholder hereby agrees that during the period commencing on the date hereof and continuing until the termination of this Agreement, at any meeting of the stockholders of CNB, however called, or in connection with any written consent of the stockholders of CNB, such CNB Stockholder shall vote (or cause to be voted) all Shares held of record or Beneficially Owned by such CNB Stockholder, whether currently owned or hereafter acquired, (i) in favor of the Merger, the execution and delivery by CNB of the Merger Agreement, and the approval of the terms thereof and each of the other actions contemplated by the Merger Agreement and this Agreement and any actions required in furtherance thereof and hereof; (ii) against any action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of CNB under the Merger Agreement; and (iii) except as otherwise agreed to in writing in advance by Bancorp, against the following actions (other than the Merger and the transactions contemplated by the Merger Agreement): (A) any extraordinary corporate transaction, such as a merger, consolidation or other business combination involving CNB; (B) a sale, lease or transfer of a material amount of assets of CNB, or a reorganization, recapitalization, dissolution or liquidation of CNB; (C) (1) any change in a majority of the persons who constitute the board of directors of CNB; (2) any change in the present capitalization of CNB or any amendment of CNB’s Articles of Incorporation or Bylaws; (3) any other material change in CNB’s corporate structure or business; or (4) any other action which is intended, or could reasonably be expected, to impede, interfere with, delay or postpone the Merger or otherwise have a Material Adverse Effect. Each CNB Stockholder agrees that it shall not enter into any agreement or understanding with any Person the effect of which would be inconsistent with or violate any of the provisions and agreements contained in this Section 2. Each CNB Stockholder acknowledges receipt and review of a copy of the Merger Agreement.

SECTION 3. Grant of Proxy. Each CNB Stockholder hereby grants to Bancorp a proxy to vote the Shares of such CNB Stockholder solely as to the matters set forth in Section 2(i) through (iii). Each CNB Stockholder intends such proxy to be irrevocable and coupled with an interest and will take such further action or execute such other instruments as may be necessary to effectuate the intent of such proxy. All authority herein conferred or agreed to be conferred shall survive the death or incapacity of any CNB Stockholder, and any obligation of the CNB Stockholders under this Agreement shall be binding upon the heirs, personal representatives, successors and assigns of such CNB Stockholders.

SECTION 4. Representations and Warranties; Other Covenants. Each CNB Stockholder hereby represents and warrants to Bancorp as follows:

(a) Ownership of Shares and Company Options. Such CNB Stockholder is either (i) the record and Beneficial Owner of, or (ii) the Beneficial Owner but not the record holder of, the number of Shares and Company Options set forth opposite such CNB Stockholder’s name on Schedule I hereto. On the date hereof, the Shares and Company Options set forth opposite such CNB Stockholder’s name on Schedule I hereto constitute all of the Shares and Company Options (or other rights to acquire Company Shares) owned of record and/or Beneficially Owned by such CNB Stockholder. Such CNB Stockholder has the requisite voting power and the requisite power and authority to issue instructions with respect to the matters set forth in Sections 2 and 3 hereof, the sole power of disposition, the sole power of conversion, the sole power to demand appraisal rights and the sole power to agree to all of the matters set forth in this Agreement, in each case with respect to all of the Shares and Company Options set forth opposite such CNB Stockholder’s name on Schedule I hereto, with no limitations, qualifications or restrictions on such rights, subject to applicable securities laws and the terms of this Agreement.

(b) Power; Binding Agreement. Such CNB Stockholder has the legal capacity, power and authority to enter into and perform all of such CNB Stockholder’s obligations under this Agreement. This Agreement has been duly authorized and has been duly and validly executed and delivered by such CNB Stockholder and constitutes a valid and binding agreement of such CNB Stockholder, enforceable against such CNB Stockholder in accordance with its terms. There is no beneficiary or holder of a voting trust certificate or other interest of any trust of which such CNB Stockholder is trustee whose consent is required for the execution and delivery of this Agreement or the consummation by such CNB Stockholder of the transactions contemplated hereby.

(c) No Conflicts. That (i) no filing with, and no permit, authorization, consent or approval of, any third party (including, without limitation, any Governmental Authority) is necessary for the execution of this Agreement by such CNB Stockholder and the consummation by such CNB Stockholder of the transactions contemplated hereby and (ii) none of the execution and delivery of this Agreement by such CNB Stockholder, the consummation by such CNB Stockholder of the transactions contemplated hereby or compliance by such CNB Stockholder with any of the provisions hereof shall (A) conflict with or result in any breach of any applicable organizational documents applicable to such CNB Stockholder, (B) result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any third party right of termination, cancellation, material modification or acceleration) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, contract, commitment, arrangement, understanding, agreement or other instrument or obligation of any kind to which such CNB Stockholder is a party or by which such CNB Stockholder or any of such CNB Stockholder’s properties or assets may be bound, or (C) violate any order, writ, injunction, decree, judgment, order, statute, rule or regulation applicable to such CNB Stockholder or any of such CNB Stockholder’s properties or assets.

(d) No Encumbrances. Such CNB Stockholder’s Shares and Company Options (and the certificates representing such Shares and Company Options) are now, and at all times during the term hereof will be, held by such CNB Stockholder, or by a nominee or custodian for the benefit of such CNB Stockholder, free and clear of all liens, encumbrances, proxies, voting trusts or agreements, understandings or arrangements whatsoever, except for any such liens, encumbrances, proxies, agreements, understandings or arrangements arising hereunder. Such CNB Stockholder hereby represents that any proxies or powers of attorney heretofore given in respect of such CNB Stockholder’s Shares are not irrevocable, and that any such proxies or powers of attorney have been revoked.

(e) No Litigation. There is no private or governmental action, suit, proceeding, claim, arbitration or investigation pending or, to the knowledge of such CNB Stockholder, threatened before any agency, administration, court or tribunal, foreign or domestic, against such CNB Stockholder or any of such CNB Stockholder’s properties or assets that, individually or in the aggregate, could be expected to delay or impair such CNB Stockholder’s ability to consummate the transactions contemplated by this Agreement. There is no judgment, decree or order against such CNB Stockholder that, individually or in the aggregate, could reasonably be expected to prevent, enjoin, alter or delay any of the transactions contemplated by this Agreement or that, individually or in the aggregate, could reasonably be expected to have an adverse effect on such CNB Stockholder’s ability to consummate the transactions contemplated by this Agreement.

(f) No Finder’s Fees. No broker, investment banker, financial adviser or other person is entitled to any broker’s, finder’s, financial adviser’s or other similar fee or commission in connection with the transactions contemplated hereby or by the Merger Agreement based upon arrangements made by or on behalf of such CNB Stockholder except as set forth in the Merger Agreement.

(g) Reliance by Bancorp. Such CNB Stockholder understands and acknowledges that Bancorp is entering into the Merger Agreement in reliance upon such CNB Stockholder’s execution and delivery of this Agreement.

SECTION 5. Stop Transfer; Other Covenants.

(a) Restriction on Transfer, Proxies and Non-Interference. Except as applicable in connection with the transactions contemplated by Sections 2 and 3 hereof, each CNB Stockholder agrees with, and covenants to, Bancorp that he, she or it shall not, directly or indirectly: (i) offer for sale, sell, transfer, tender, pledge, encumber, assign or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to or consent to the offer for sale, sale, transfer, tender, pledge, lien, encumbrance, assignment or other disposition of, any or all of such CNB Stockholder’s Shares or Company Options or any interest therein; (ii) grant any proxies or powers of attorney, deposit any Shares into a voting trust or enter into a voting agreement with respect to any Shares; or (iii) take any action that could make any representation or warranty of such CNB Stockholder contained herein untrue or incorrect or have the effect of preventing or disabling such CNB Stockholder from performing such CNB Stockholder’s obligations under this Agreement.

(b) Stop Transfer. Each CNB Stockholder agrees with, and covenants to, Bancorp that such CNB Stockholder shall not request that CNB register the transfer (book-entry or otherwise) of any certificate or uncertificated interest representing any of such CNB Stockholder’s Shares, unless such transfer is made in compliance with this Agreement.

(c) No Solicitation. Subject to Section 7, each CNB Stockholder agrees with, and covenants to, Bancorp that he, she or it shall not, in his, her or its capacity as a CNB Stockholder or otherwise, directly or indirectly, solicit (including by way of furnishing information), initiate, encourage, or respond to any inquiries or proposals by, or enter into any discussions or negotiations with, any Person (other than Bancorp or any affiliate of Bancorp) relating to any Acquisition Proposal. If any CNB Stockholder receives any such inquiry or proposal, then such CNB Stockholder shall promptly inform Bancorp of the terms and conditions, if any, of such inquiry or proposal and the identity of the person making such inquiry or proposal. Each CNB Stockholder will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing.

(d) Waiver of Appraisal Rights. Each CNB Stockholder hereby waives any rights of appraisal or rights to dissent from the Merger that such CNB Stockholder may have.

(e) Further Assurances. From time to time, at Bancorp’s request and without further consideration, each CNB Stockholder shall execute and deliver such additional documents and take all such further lawful action as may be necessary or desirable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement and/or the Merger Agreement.

SECTION 6. Termination. Except as otherwise provided herein, this Agreement shall terminate upon the earlier of (i) the Effective Time or (ii) the termination of the Merger Agreement in accordance with its terms.

SECTION 7. CNB Stockholder Capacity; No Limitations on Actions of CNB Stockholder as Director or Member of Advisory Board. No Person executing this Agreement who is or becomes during the term hereof a director of CNB (or a member of the Advisory Board of CNB’s Board of Directors) makes any agreement or understanding herein in his or her capacity as such director or member. Each CNB Stockholder signs solely in his or her capacity as the record and Beneficial Owner of, or the trustee of a trust whose beneficiaries are the Beneficial Owners of, such CNB Stockholder’s Shares and Company Options. Accordingly, nothing in this Agreement is intended or shall be construed to require such CNB Stockholder, in such CNB Stockholder’s capacity as a director of CNB or as a member of the Advisory Board of CNB’s Board of Directors, to fail to act in accordance with the CNB Stockholder’s fiduciary duties in his or her capacity as such director or member.

SECTION 8. Miscellaneous.

(a) Entire Agreement. This Agreement and the documents and instruments and other agreements among the parties hereto as contemplated by or referred to herein, including, without limitation, the Merger Agreement with all Exhibits and Schedules thereto and all ancillary agreements contemplated thereby, (i) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all other prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and (ii) are not intended to confer upon any other Person any rights or remedies hereunder.

(b) Certain Events. Notwithstanding any transfer of Shares or Company Options, each CNB Stockholder shall remain liable for the performance of all obligations of such CNB Stockholder under this Agreement.

(c) Assignment. No CNB Stockholder may assign this Agreement or any of its rights, interests, or obligations hereunder without the prior written consent of Bancorp. Bancorp may not assign this Agreement or any of its rights, interests, or obligations hereunder without the prior written consent of each CNB Stockholder; provided, however, that Bancorp may assign, in its sole discretion and without the prior written consent of any CNB Stockholder, its rights and obligations hereunder to any direct or indirect wholly owned Subsidiary of Bancorp or to any lender of Bancorp and/or any such Subsidiary. Subject to the preceding sentences, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Any purported assignment in violation of this Section shall be void.

(d) Amendment. Subject to applicable law, this Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed on behalf of each of the CNB Stockholders and Bancorp. Notwithstanding the foregoing, Schedule I hereto may be supplemented by Bancorp by adding the name of, and other relevant information concerning, any stockholder of CNB who agrees to be bound by the terms of this Agreement without the agreement of any other party hereto, and thereafter such added CNB Stockholder shall be treated as a “CNB Stockholder” for all purposes of this Agreement.

(e) Waiver. At any time prior to the Effective Time, Bancorp may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the CNB Stockholders; (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto; and (iii) waive compliance with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of Bancorp. Mere inaction or failure to exercise any right, remedy or option under this Agreement, or delay in exercising the same, will not operate as, nor shall be construed as, a waiver, and each such right shall be deemed an ongoing right and may be asserted at any time and from time to time.

(f) Notices. All notices and other communications hereunder shall be in writing and shall be deemed given upon delivery either personally or by commercial delivery service, or sent via facsimile (receipt confirmed) to the parties at the following addresses or facsimile numbers (or at such other address or facsimile numbers for a party as shall be specified by like notice):

If to a CNB Stockholder: At the applicable address set forth on Schedule I hereto.

If to Bancorp, to:

Sandy Spring Bancorp, Inc.

17801 Georgia Avenue

Olney, Maryland 20832

Attn: Ronald E. Kuykendall, Esq.

General Counsel & Secretary

with a copy to:

Dickstein Shapiro LLP

1825 Eye Street N.W.

Washington, DC 20006

Attention: Daniel L. Morgan, Esq.

(g) Severability. In the event that any provision of this Agreement or the application thereof becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remaining parts thereof shall nevertheless continue to be valid and enforceable as though the invalid portions were not a part hereof.

(h) Other Remedies; Specific Performance. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of one remedy will not preclude the exercise of any other remedy. Each of the CNB Stockholders recognizes and acknowledges that the Shares are unique and that a breach by such CNB Stockholder of any covenants or agreements contained in this Agreement will cause Bancorp to sustain irreparable harm of a nature which would be difficult, if not impossible, to ascertain and for which Bancorp would not have an adequate remedy at law for money damages. Therefore, each of the CNB Stockholders agrees that in the event of any such breach Bancorp shall be entitled to the remedy of specific performance of such covenants and agreements and to injunctive and other equitable relief, without any necessity of proving damages or any requirement for the posting of a bond or other security, enjoining any such breach and enforcing specifically the terms and provisions hereof, in addition to any other remedy to which it may be entitled, at law or in equity.

(i) No Third Party Beneficiaries. This Agreement is not intended to be for the benefit of, and shall not be enforceable by, any Person or entity who or which is not a party hereto, nor shall it confer upon any other Person any rights or remedies hereunder.

(j) Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF MARYLAND.

(k) Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF EACH PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

(l) Descriptive Headings. The descriptive headings used herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

(m) Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

(n) Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall be effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

[Remainder of Page Intentionally Blank, Signature Page Follows]

IN WITNESS WHEREOF, each of the parties hereto has caused this Voting Agreement to be executed as of the date first written above in their individual capacity or by their respective officers thereunto duly authorized, as applicable.

BANCORP:

SANDY SPRING BANCORP, INC.

By:	/s/ Hunter R. Hollar

	Name:	Hunter R. Hollar
	Title:	President and Chief Executive Officer

CNB STOCKHOLDERS:

/s/ Jan W. Clark	/s/ John E. DeGrange, Sr.

Jan W. Clark	John E. DeGrange, Sr.

/s/ Michael L. Derr	/s/ Carl L. Hein, Jr

Michael L. Derr	Carl L. Hein, Jr.

/s/ Gerald V. McDonald	/s/ Robert P. Musselman, Sr.

Gerald V. McDonald	Robert P. Musselman, Sr.

/s/ Wade H. Ritchie III	/s/ Daljit S. Sawhney

Wade H. Ritchie III	Daljit S. Sawhney

/s/ Michael T. Storm	/s/ Creston G. Tate

Michael T. Storm	Creston G. Tate

/s/ John G. Warner	/s/ F. Paul Dorr, Jr.

John G. Warner	F. Paul Dorr, Jr.

/s/ LeRoy C. Taylor	/s/ K. Patricia Wellford

LeRoy C. Taylor	K. Patricia Wellford

[Signature Page to Voting Agreement]

SCHEDULE I TO

VOTING AGREEMENT

Shareholder	Shares Beneficially Owned	Options Beneficially Owned

Jan W. Clark	26,643	13,000
12 Sonora Drive Pasadena, MD 21122-5527

John E. DeGrange, Sr.	32,500	0
1309 Shawnee Court Millersville, MD 21108-2144

Michael L. Derr	1,212	13,000
242 Mill Church Road Arnold, MD 21012

Francis Paul Dorr, Jr.,	4,158	0
777 Herald Harbor Road Crownsville, MD 21032-1511

Carl L. Hein, Jr.	51,500	0
7 St. Andrews Road East Severna Park, MD 21146-1667

Gerald V. McDonald	43,767	0
464 Marylborn Road Severna Park, MD 21146-1667

Robert P. Musselman, Sr.	139,500	0
512 Palisades Boulevard Crownsville, MD 21032-2114

Wade H. Ritchie III	6,000	0
728 Thornwood Drive Odenton, MD 21113

Daljit S. Sawhney	74,976	0
2911 Eaton Square Ellicott City, MD 21043-3594

Michael T. Storm	830	13,000
25 Harvard Road Glen Burnie, MD 21060

Creston G. Tate	200,000	0
6205 Medora Road Linthicum, MD 21090-2131

LeRoy C. Taylor	3,620	0
314 Marley Neck Road Glen Burnie, MD 21060-0697

John G. Warner	23,579	13,000
2027 Poplar Ridge Road Pasadena, MD 21122-3808

Katherine P. Wellford	6,182	0
17553 Brookville Court Round Hill, VA 20141-2607